Exhibit 99.1

News Release
DYNAMICS RESEARCH CORPORATION

2 TECH DRIVE, ANDOVER, MASSACHUSETTS 01810                                                                      TEL. 978/289-1500                                           www.drc.com

DRC Completes Acquisition High Performance Technologies, Inc.

Andover, Mass. – July 05, 2011 – Dynamics Research Corporation (Nasdaq: DRCO), a leading provider of innovative management consulting, engineering, and technology solutions, today announced that it has completed the acquisition of High Performance Technologies, Inc (HPTi), a leading provider of high-end technology services, primarily to the federal healthcare and military technology markets.

HPTi’s outstanding reputation and track-record of providing differentiated highly technical services in response to its customers’ most critical challenges is the product of the Company’s talented, highly educated, cleared and technically advanced professional staff. With nearly 80 percent of revenue derived from the healthcare, intelligence, homeland security, federal civilian/financial, and intelligence markets the Company is on a strong growth trajectory.

“We are extremely pleased to have closed this acquisition,” said Jim Regan, DRC’s chairman and chief executive officer.  “HPTi has an outstanding management team, and our company cultures are well aligned.  We are very well positioned in markets with increasing demand for our solutions and, with HPTi our IT and technical solutions have added depth.  Further, the acquisition provides significant value enhancement opportunity for DRC shareholders.”

Terms of the merger agreement included a cash price of $143 million.  For tax purposes, the transaction is treated as an asset purchase resulting in tax benefits to DRC, estimated at $23 million.  HPTi earnings before interest, taxes, stock compensation, depreciation and amortization (EBITDA) for the twelve months ended March 31, 2011 was $11.9 million on revenue of $97 million.

Concurrent with the transaction, DRC established a new credit facility with a $110 million five-year term loan, a $20 million revolving credit facility and $40 million of subordinated debt with a six-year term.  The senior credit facility is led by Bank of America and includes SunTrust Bank and PNC Bank as Lead Arrangers.  The subordinated debt financing was provided by Ares Mezzanine Partners, L.P.

About Dynamics Research Corporation

Dynamics Research Corporation (DRC) provides measurable performance improvements for government customers through the delivery of innovative management, engineering and technology solutions.  DRC offers the capabilities of a large company and the responsiveness of a small company, backed by a history of excellence and customer satisfaction.  Founded in 1955, DRC is a publicly held corporation (Nasdaq: DRCO) and maintains more than 25 offices nationwide with major offices in Andover, Massachusetts and the Washington, D.C. region.  For more information please visit our website at www.drc.com.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company's financial results, please refer to DRC's most recent filings with the SEC.  The company assumes no obligation to update any forward-looking information.

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